Exhibit 10.1
PHILIP MORRIS INTERNATIONAL INC.
EXECUTIVE OFFICER SEVERANCE POLICY
FOR
VOLUNTARY TERMINATION (RESIGNATION, VOLUNTARY EARLY RETIREMENT, VOLUNTARY NORMAL RETIREMENT)

(Effective Date: December 6, 2023)

1.INTRODUCTION

    PHILIP MORRIS INTERNATIONAL INC. (the “Company”) is adopting this policy (“Policy”) to outline the restrictions on severance applicable to Executive Officers (the “Executive Officers”) of the Company in the event of voluntary termination of employment pursuant to Resignation, Voluntary Early Retirement and Voluntary Normal Retirement (each as defined below).

    This Policy is administered by the Compensation and Leadership Development Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). The Committee shall have full and final authority to make any and all determinations required or permitted under this Policy. Any determination by the Committee with respect to this Policy shall be final, conclusive and binding on all parties. The Board may amend or terminate this Policy at any time.

2.    EFFECTIVE DATE

    This Policy shall apply to all Resignations, Voluntary Early Retirements and Voluntary Normal Retirements of Executive Officers, on or after the Effective Date of this Policy, subject to applicable law and any existing agreements as of the Effective Date.
3.DEFINITIONS

For purposes of this Policy, the following terms shall have the meanings set forth below:

    “Cause” shall have the meaning set forth in the Philip Morris International Inc. 2022 Performance Incentive Plan, and any subsequent plan.

    “Disability” shall mean the permanent and total disability as determined under procedures established by the Company for purposes of the Philip Morris International Inc. 2022 Performance Incentive Plan, and any subsequent plan.

    “Executive Officer” means any current “officer” as defined in Rule 3b–7 under the Exchange Act. For purposes of this Policy (and only for such purposes), an Executive Officer shall retain his or her status as an Executive Officer for a period of 12 months following his or her ceasing to be an Executive Officer.

    “PMI Group” shall mean the Company and each of its subsidiaries and affiliates.

    “Resignation” shall mean termination of employment due to a voluntary resignation of employment by the Executive Officer for any reason. For the avoidance of doubt, Resignation shall not include a termination by the Company with or without Cause, termination of employment due to death or Disability, or termination upon Voluntary Early Retirement or Voluntary Normal Retirement.

    “Voluntary Early Retirement” shall mean termination of employment due to a voluntary resignation of employment by the Executive Officer on or after the date specified as the early retirement age in the pension plan or employment contract, if any, under which the Executive Officer is at that time accruing pension benefits for their current service (or, in the absence of a specified early retirement age, the age at which pension benefits under such plan or contract become first payable). In any case in which the meaning of “Voluntary Early Retirement” is uncertain under the definition contained in the prior sentence an Executive Officer’s termination of employment shall be treated as a “Voluntary Early Retirement” under such circumstances as the Committee, in its sole discretion, deems equivalent to early retirement.

    “Voluntary Normal Retirement” shall mean termination of employment due to a voluntary resignation of employment by the Executive Officer on or after the date specified as the normal retirement age in the pension plan or employment contract, if any, under which the Executive Officer is at that time accruing pension benefits for their current service (or, in the absence of a specified normal retirement age, the age at which pension benefits under such plan or contract become payable without reduction for early commencement and without any requirement of a particular period of prior service). In any case in which the meaning of “Voluntary Normal Retirement” is uncertain under the definition contained in the prior sentence or a termination of employment at or after age 65 would not otherwise constitute “Voluntary Normal Retirement,” an Executive Officer’s termination of employment shall be treated as a “Voluntary Normal Retirement” under such circumstances as the Committee, in its sole discretion, deems equivalent to normal retirement.

4.    RESTRICTIONS ON PAYMENTS

a.Severance (ex-gratia) Payment. No discretionary cash severance payment will be paid upon Resignation, Voluntary Early Retirement or Voluntary Normal Retirement.

b.Incentive Compensation (Annual Bonus Amount). A pro-rated amount for the period of active employment during the termination year will only be paid upon Voluntary Early Retirement or Voluntary Normal Retirement. No such payment will be made in the event of Resignation unless required by applicable law or pursuant to the terms of an employment contract.

c.Equity Awards. Equity awards will vest in accordance with the terms of the applicable stock agreement. Notwithstanding anything to the contrary, the Committee will not exercise its discretion to provide for full or partial vesting of any equity awards upon Resignation unless required by law or pursuant to the terms of an employment contract or the underlying stock agreement.

d.Non-Competition Payment. No discretionary cash payment for compliance with non-competition obligations will be provided upon Resignation, Voluntary Early Retirement or Voluntary Normal Retirement. The Company reserves the right to enforce the non-competition obligations through other means.

For the avoidance of doubt, the Executive Officer shall be entitled to any other contractual or legally required payments or benefits and shall be eligible to receive perquisites and other employee benefits generally available to similarly-situated employees.

If any provision of this Policy is held to be invalid, illegal, or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability, and the remaining provisions shall not be affected thereby; provided that, if any such provision is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed modified to the minimum extent necessary to make such provision enforceable.